Exhibit 10.33

Executive Officer Compensation Information

The following table sets forth the annual base salaries for 2010 and 2011 for the executive officers of Seattle Genetics, Inc. (the “Company”). The table below also sets forth the bonuses awarded to the Company’s executive officers for the 2010 fiscal year under the Company’s 2010 Senior Executive Annual Bonus Plan. The 2011 target bonuses (based on a percentage of base salary) for the Company’s executive officers under the Company’s 2011 Senior Executive Annual Bonus Plan are also set forth in the table below.

Name and Title	2010 Base Salary	2010 Bonus	2011 Base Salary	2011 Target Bonus Percentage
Clay B. Siegall, Ph.D. President & Chief Executive Officer	$630,000	$472,500	$660,000	60%
Todd E. Simpson Chief Financial Officer	$336,500	$160,174	$347,450	40%
Eric L. Dobmeier Chief Business Officer	$387,250	$195,174	$402,750	40%
Thomas C. Reynolds Chief Medical Officer	$396,350	$201,346	$412,250	40%
Morris Rosenberg Executive Vice President, Development	$327,850	$138,844	$339,350	35%
Vaughn Himes Executive Vice President, Technical Operations	$317,800	$132,364	$328,150	35%
Bruce Seeley Executive Vice President, Commercial	$323,450	$134,717	$341,000	35%

Director Compensation Information

The following table sets forth the compensation components for non-employee members of the Company’s Board of Directors for 2010 and 2011, including equity awards.

Compensation Element

General Board Service – Cash Retainer	$40,000

General Board Service – Equity
Initial Grant – Number of Shares	25,000
Annual Grant – Number of Shares	17,500

Chair Service – Annual Retainer
Lead Director	$12,000
Audit	$20,000
Compensation	$12,000
Nominating & Governance	$5,000

Committee Member Service – Annual Retainer
Audit	$10,000
Compensation	$6,000
Nominating & Governance	$3,000